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EXHIBIT 1.2

NEWS RELEASE


FOR RELEASE: DECEMBER 12, 1996



                              PACIFIC GATEWAY PROPERTIES
                      ANNOUNCES COMPLETION OF ARIZONA HOTEL SALE
                                  FOR $21.3 MILLION


SAN FRANCISCO, CALIFORNIA...Pacific Gateway Properties, Inc. (PGP-AMEX) announced that it closed the sale of its 306 room Radisson Suites Hotel in Tucson, Arizona, for $21.3 million to an unrelated party yesterday. PGP will recognize a gain for financial reporting purposes of approximately $6 million and approximately $8 million in pre-tax net cash proceeds from the sale. Because of the substantial tax gain from this sale, PGP is evaluating whether or not to proceed with a tax deferred exchange and complete the acquisition of one or more properties. PGP also reported that it retired the balance of its floating rate mortgage debt in the face amount of approximately $12 million in connection with the sale of the hotel.





            FOR MORE INFORMATION CONTACT: RAYMOND MARINO, PRESIDENT & CEO




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